UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2017

HC2 HOLDINGS, INC.

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor
New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(703) 865-0700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 5, 2017, HC2 Holdings, Inc. (the "Company") and Mr. Keith M. Hladek, the Company's Chief Operating Officer, determined by mutual agreement that Mr. Hladek's employment with the Company would cease on December 31, 2016. Mr. Hladek is relocating his family to Virginia and his resignation is not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

In order to fully and finally settle all existing claims, whether or not now known, arising out of Mr. Hladek's employment, the Company entered into a separation and release agreement with Mr. Hladek, effective as of December 31, 2016, a copy of which is attached hereto as Exhibit 10.1 (the “Separation Agreement”). For purposes of that certain Employment Agreement dated May 21, 2014, by and between Mr. Hladek and the Company, which provides for certain notice and payments in the event of a termination without Cause (the "Employment Agreement") and certain Nonqualified Option Award Agreements between Mr. Hladek and the Company that provide that vested options may be exercised for 90 days after the last date of employment when there is a termination without Cause (the "Award Agreements"), Mr. Hladek's employment with the Company is deemed terminated “without Cause.” Mr. Hladek has waived the notice and severance payment provisions of the Employment Agreement in exchange for the Company's agreement to extend the exercise period for vested options from 90 days to 18 months, through and including June 30, 2018. The Separation Agreement also contains customary release and non-disparagement provisions.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
d) Exhibits

Exhibit Number	Description
10.1	Separation and Release Agreement by and between HC2 Holdings, Inc. and Keith Hladek
]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2017

HC2 Holdings, Inc.

By:	/s/ Paul L. Robinson
Paul L. Robinson
Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation and Release Agreement by and between HC2 Holdings, Inc. and Keith Hladek